As filed with the Securities and Exchange Commission on July 19, 2012

Registration No. 333-169876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0373077
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

5791 Van Allen Way

Carlsbad, California 92008

(760) 603-7200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Cottingham

Chief Legal Officer and Secretary

Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

(760) 603-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Thomas A. Wuchenich	David L. Szekeres
Simpson Thacher & Bartlett LLP	Head of M&A, Governance & Securities and Assistant Secretary
1999 Avenue of the Stars, 29th Floor	Life Technologies Corporation
Los Angeles, California 90067	5791 Van Allen Way
(310) 407-7505	Carlsbad, California 92008
(760) 603-7200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On October 12, 2010, Life Technologies Corporation (the “Registrant”) filed a Registration Statement on Form S-3 (Registration No. 333-169876) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) for the sale from time to time of up to 6,572,776 shares of the Registrant’s common stock that were issued (or may be issued) to the selling stockholders named in the Registration Statement (the “Selling Stockholders”) pursuant to the Agreement and Plan of Merger, dated as of August 17, 2010, by and among the Registrant, Ion Torrent Systems Incorporated and the other parties named therein (the “Merger Agreement”).

Pursuant to the Merger Agreement, the Registrant issued 3,017,043 shares, 354,856 shares and 2,745,638 shares out of the 6,572,776 shares of the Registrant’s common stock, which were registered under the Registration Statement, to the Selling Stockholders in October 2010, November 2010 and January 2012, respectively. As of the date of this filing, 455,239 shares out of the 6,572,776 shares of the Registrant’s common stock registered under the Registration Statement remain unsold and unissued.

As the Registrant has now made all required stock payments to the Selling Stockholders under the Merger Agreement, such 455,239 remaining unsold and unissued shares are no longer needed to fulfill the Registrant’s obligations under the Merger Agreement. Accordingly, pursuant to Rule 478(a)(4) of the Securities Act of 1933, as amended, and the undertaking made by the Registrant as required by Item 512(a)(3) of Regulation S-K, the Registrant files this Post-Effective Amendment No. 1 to the Registration Statement and hereby removes from registration the 455,239 shares of common stock of the Registrant that remain registered but unsold and unissued pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on July 19, 2012.

LIFE TECHNOLOGIES CORPORATION

By:	/s/ David L. Szekeres
Name: David L. Szekeres
Title: Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer and Director	July 19, 2012
Gregory T. Lucier	(Principal Executive Officer)

*	Chief Financial Officer	July 19, 2012
David F. Hoffmeister	(Principal Financial Officer)

*	Chief Accounting Officer	July 19, 2012
Kelli A. Richard	(Principal Accounting Officer)

*	Director	July 19, 2012
George F. Adam, Jr.

*	Director	July 19, 2012
Raymond V. Dittamore

*	Director	July 19, 2012
Donald W. Grimm

*	Director	July 19, 2012
Balakrishnan S. Iyer

*	Director	July 19, 2012
Arnold J. Levine, Ph.D.

*	Director	July 19, 2012
Bradley G. Lorimier

*	Director	July 19, 2012
Ronald A. Matricaria

*	Director	July 19, 2012
Per A. Peterson, Ph.D.

*	Director	July 19, 2012
David C. U’Prichard, Ph.D.

*By:	/s/ David L. Szekeres
David L. Szekeres
Attorney-in-fact

*    Pursuant to a power of attorney granted in connection with this Registration Statement on Form S-3.